WPS RESOURCES CORPORATION AND SUBSIDIARIES                          EXHIBIT A-2
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2000                                     Page 1
(Thousands)
	WPSC	WPSR	WPSRCC	UPPCO

Retained Earnings (1/1/00)	$263,922	$341,701	$(7,150)	$11,608
Net income	70,370	66,993	2,659	2,457
	334,292	408,694	(4,491)	14,065
Dividends on common stock	105,000	53,938	149	3,800
Retained Earnings (12/31/00)	$229,292	$354,756	$(4,640)	$10,265

WPSC - Wisconsin Public Service Corporation
WPSR - WPS Resources Corporation
WPSRCC - WPS Resources Capital Corporation
UPPCO - Upper Peninsula Power Company

WPS RESOURCES CORPORATION AND SUBSIDIARIES                         EXHIBIT A-2
CONSOLIDATING STATEMENT OF RETAINED EARNINGS                         Continued
FOR THE YEAR ENDED DECEMBER 31, 2000                                    Page 2
(Thousands)
	UPBDC	PENVEST	WPSN	CAP TRST I

Retained Earnings (1/1/00)	$ 913	$150	$(329)	$-
Net income	308	63	(39)	-
	1,221	213	(368)	-
Dividends on common stock	325	215	-	-
Retained Earnings (12/31/00)	$ 896	$ (2)	$(368)	$-

UPBDC - Upper Peninsula Building Development Company
PENVEST - Penvest, Inc.
WPSN - WPS Nuclear Corporation
CAP TRST I - WPSR Capital Trust I

WPS RESOURCES CORPORATION AND SUBSIDIARIES                         EXHIBIT A-2
CONSOLIDATING STATEMENT OF RETAINED EARNINGS                         Continued
FOR THE YEAR ENDED DECEMBER 31, 2000                                    Page 3
(Thousands)

		Eliminations		Consolidated Statement of Retained Earnings
	VISIONS	Debit	Credit

Retained Earnings (1/1/00)	$(22)	$276,593	$ 7,501	$341,701
Net income	-	75,818	-	66,993
	(22)	352,411	7,501	408,694
Dividends on common stock	-	-	109,489	53,938
Retained Earnings (12/31/00)	$(22)	$352,411	$116,990	$354,756

VISIONS - WPS Visions, Inc.